EXHIBIT 2.2

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”) to the Agreement and Plan of Merger is entered into by and between Paradigm Genetics, Inc. (“Parent”) and TissueInformatics.Inc (the “Company”) effective as of March 10, 2004.

WITNESSETH:

WHEREAS, on January 29, 2004 (the “Signing Date”), Parent, the Company and TVM V Life Science Ventures GMBH & Co. entered into an Agreement and Plan of Merger, pursuant to which the Company will be merged with and into Parent (the “Merger Agreement”); and

WHEREAS, Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, the Aggregate Merger Consideration to be issued to Company Stockholders and holders of Company Options and Warrants is 6,500,000 shares of Parent Common Stock, subject to adjustment in accordance with the terms of the Merger Agreement; and

WHEREAS, during the Interim Period, certain Company Options lapsed and certain shares of Company Capital Stock were repurchased from such holders; and

WHEREAS, Section 2.10 of the Merger Agreement currently provides that the Common Stock Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio are all subject to adjustment to fully reflect the effect of any change in outstanding Company Capital Stock during the Interim Period, including with respect to the lapsing of any Company Options and the repurchase of any Company Capital Stock; and

WHEREAS, Parent and the Company wish to amend Section 2.10 of the Merger Agreement to provide that any change in Company Capital Stock due to the lapsing of Company Options or the repurchase of Company Capital Stock during the Interim Period will result in adjustment of the Series A Exchange Ratio only; and

WHEREAS, pursuant to Section 10.7 of the Merger Agreement, the Merger Agreement (except for Articles III and VIII which shall also require the consent of the Indemnification Representative) may be amended by written consent of Parent and the Company pursuant to action taken by their Board of Directors; and

WHEREAS, pursuant to Section 251(d) and Section 228 of the Delaware Corporation Law, this Amendment has been approved by holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize this action at a meeting at which all shares entitled to vote thereon were present and voted.

NOW, THEREFORE, Parent and the Company agree to amend the Merger Agreement as follows:

1.	In the definition of “Closing Shares” on page 2 of the Merger Agreement, the number “3,389,368” is hereby deleted and the number “3,402,839” is inserted in lieu thereof and the number “52.1%” is hereby deleted and the number “52.3%” is inserted in lieu thereof.

2.	In the 6th line of Section 2.7(b) of the Merger Agreement, for purposes of clarifying the effect of the adjustment contemplated herein, the number “.0523433” is hereby deleted and the number “.0570184” is inserted in lieu thereof.

3.	In the 7th through 10th lines of Section 2.10 of the Merger Agreement, the phrase “(including any lapsing of Company Options or repurchase of Company Capital Stock)” is hereby deleted. In lieu thereof, the following new sentence is added at the end of Section 2.10: “Notwithstanding the foregoing, during the Interim Period, if permitted by Section 5.1, any change in Company Capital Stock resulting from the lapsing of Company Options or repurchase of Company Capital Stock shall result in an adjustment to the Series A Exchange Ratio only and such Series A Exchange Ratio shall be increased accordingly”.

4.	Exhibit D to the Merger Agreement is deleted in its entirety and the new Exhibit D to the Merger Agreement, in the form attached hereto as Schedule I, is inserted in lieu thereof.

Except as modified herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

This First Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.

PARENT

Paradigm Genetics, Inc.

By:	/s/ HEINRICH GUGGER

Heinrich Gugger President and Chief Executive Officer

THE COMPANY

TissueInformatics.Inc

By:	/s/ PETER JOHNSON

Peter Johnson Chairman and Chief Executive Officer

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Schedule I

EXHIBIT D

MILESTONE EVENTS

The actual share numbers and conversion ratios used herein are subject to proportional downward adjustment if the Aggregate Merger Consideration is adjusted downward pursuant to the adjustments set forth in the definition of Aggregate Merger Consideration set forth above.

Description of Milestone	Series B Preferred	Series A Preferred	Common Stock	Options and Warrants	Total
MILESTONE ONE: Written acceptance by L’Oreal of the Licensed Software, as defined by the contract between L’Oreal and the Company dated September 1, 2003 (Effective Date):
	Shares and Conversion Ratio

• On or before September 30, 2004	562,500 0.0400085	122,548 0.0123953	54,700 0.0185186	46,543 0.0185186	786,290
• Between October 1, 2004 and October 31, 2004	375,000 0.0266724	81,699 0.0082635	36,466 0.0123457	31,028 0.0123457	524,194
• Between November 1, 2004 and November 30, 2004	187,500 0.0133362	40,849 0.0041318	18,233 0.0061729	15,514 0.0061729	262,097

MILESTONE TWO: Aggregate value of contracted revenue[1] for Hepat(FX), Derm(FX) and SlideScreen™ through December 31, 2004 (exclusive of the First Milestone) in the amount of:
	Shares and Conversion Ratio

• $6 million or more	750,000 0.0533447	163,397 0.0165271	72,933 0.0246915	62,057 0.0246915	1,048,387
• $4 – 6 million	562,500 0.0400085	122,548 0.0123953	54,700 0.0185186	46,543 0.0185186	786,290
• $3 – 4 million	300,000 0.0213379	65,359 0.0066108	29,173 0.0098766	24,823 0.0098766	419,355
• $2 – 3 million; or	150,000 0.0106689	32,679 0.0033054	14,587 0.0049383	12,411 0.0049383	209,677
• Bonus Consideration - if $6 million is achieved by September 30, 2004 (See Note on pg. D-2)	1,125,000 0.0800171	245,096 0.0247906	109,399 0.0370372	93,085 0.0370372	1,572,581

[1]	Aggregated over time irrespective of the period during which such revenue may be recognized under GAAP, including initial license fees, initial training, implementation and support fees, and committed multi-year license renewals exclusive of maintenance fees.

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Schedule I

Description of Milestone	Series B Preferred	Series A Preferred	Common Stock	Options and Warrants	Total
MILESTONE THREE: Aggregate value through December, 31, 2004 of committed Biodollars – defined as technology access fees, upfront license fees, research and development support dollars specified in a mutually accepted research plan and milestones for deliverables based on that research plan and exclusive of milestones based on independent decisions by commercial partners and royalties - for all discovery collaborations involving:

a. License(s) to intellectual property developed in the current DiAthegen/Company Joint Venture, in the gross amount of;
	Shares and Conversion Ratios

• $5 million	750,000 0.0533447	163,397 0.0165271	72,933 0.0246915	62,057 0.0246915	1,048,387
• $3 million	375,000 0.0266724	81,699 0.0082635	36,466 0.0123457	31,028 0.0123457	524,194
• $1 million; or	150,000 0.0106689	32,679 0.0033054	14,587 0.0049383	12,411 0.0049383	209,677
• Bonus Consideration - achievement of $5 million by September 30, 2004 (see Note below)	1,500,000 0.1066894	326,795 0.0330541	145,866 0.0493829	124,114 0.0493829	2,096,7704
• Bonus Consideration - achievement of $3 million by September 30, 2004 (see Note below)	750,000 0.0533447	163,397 0.0165271	72,933 0.0246915	62,057 0.0246915	1,048,387

b. License(s) to intellectual property developed solely and exclusively through the combination of Parent/Company technologies, independently of the current DiAthegen/Company Joint Venture, in the gross amount of:
	Shares and Conversion Ratios

• $5 million	750,000 0.0533447	163,397 0.0165271	72,933 0.0246915	62,057 0.0246915	1,048,387
• $3 million; or	375,000 0.0266724	81,699 0.0082635	36,466 0.0123457	31,028 0.0123457	524,194
• Bonus Consideration - achievement of $5 million by September 30, 2004 (see Note below); or	1,500,000 0.1066894	326,795 0.0330541	145,866 0.0493829	124,114 0.0493829	2,096,774
• Bonus Consideration - achievement of $3 million by September 30, 2004 (see Note below)	750,000 0.0533447	163,397 0.0165271	72,933 0.0246915	62,057 0.0246915	1,048,387
Note: Maximum Consideration under Milestone 2 and Milestone 3 combined:	1,500,000 0.1066894	326,795 0.0330541	145,866 0.0493829	124,114 0.0493829	2,096,774

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